Mueller Industries, Inc. Reports First Quarter 2013 Results

MEMPHIS, Tenn., April 23, 2013 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI) announced today that net income for the first quarter of 2013 was $26.2 million or 93 cents per diluted share, compared with net income of $32.6 million or 85 cents per diluted share in 2012. The first quarter of 2013 included non-recurring gains of 7 cents versus 15 cents for the same quarter of 2012.

Our earnings per share were favorably affected by the repurchase of 10.4 million of our shares in September of 2012. By this purchase, our outstanding shares were reduced from 38.5 million shares to 28.1 million shares.

Net sales for the first quarter of 2013 were $559.7 million compared with $577.7 million for the same quarter of the prior year. The difference in sales was largely due to (i) the decline in copper prices, which averaged $3.60 per pound in the first quarter of 2013 versus $3.78 per pound in the first quarter of 2012, and (ii) slightly lower unit volume in our OEM segment.

Our financial condition remains strong. We ended the quarter with:

  $184 million of cash on hand or $6.54 per share,
  $556 million of equity and a debt to total capitalization ratio of 31.9 percent, and a current ratio of 2.8 to 1.

Regarding the outlook for 2013, Greg Christopher, CEO, said, "For the first time since mid-2008, housing starts rose to a 1.04 million seasonally adjusted rate in March 2013. Historically, the commercial and industrial segments of the construction industry have, with some lag in time, followed the improvement in the housing segment. We believe that as the year progresses, we will benefit from the increasing vigor of these markets."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (i) the construction of new homes; (ii) the improvement and reconditioning of existing homes and structures; and (iii) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "pro forma", "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended
	March 30,	March 31,
	2013	2012
	(Unaudited)

Net sales	$ 559,690	$ 577,668

Cost of goods sold	482,850	493,175
Depreciation and amortization	8,154	7,529
Selling, general, and administrative expense	31,343	31,602
Insurance settlement	-	(1,500)

Operating income	37,343	46,862

Interest expense	(596)	(2,637)
Other income, net	3,163	254

Income before income taxes	39,910	44,479

Income tax expense	(13,476)	(11,662)

Consolidated net income	26,434	32,817

Net income attributable to noncontrolling interest	(232)	(218)

Net income attributable to Mueller Industries, Inc.	$ 26,202	$ 32,599

Weighted average shares
for basic earnings per share	27,822	38,014
Effect of dilutive stock-based awards	374	444

Adjusted weighted average shares
for diluted earnings per share	28,196	38,458

Basic earnings per share	$ 0.94	$ 0.86

Diluted earnings per share	$ 0.93	$ 0.85

Dividends per share	$ 0.125	$ 0.10

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 311,814	$ 315,354
OEM Segment	253,787	270,976
Elimination of intersegment sales	(5,911)	(8,662)

Net sales	$ 559,690	$ 577,668

Operating income:
Plumbing & Refrigeration Segment	$ 22,625	$ 28,258
OEM Segment	20,323	24,725
Unallocated expenses	(5,605)	(6,121)

Operating income	$ 37,343	$ 46,862

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 30,	December 29,
	2013	2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 183,866	$ 198,934
Accounts receivable, net	311,601	271,093
Inventories	228,211	229,434
Other current assets	61,479	47,733

Total current assets	785,157	747,194

Property, plant, and equipment, net	233,959	233,263
Other assets	123,797	123,698

	$ 1,142,913	$ 1,104,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$ 53,575	$ 27,570
Accounts payable	82,140	87,574
Other current liabilities	145,785	143,552

Total current liabilities	281,500	258,696

Long-term debt	207,050	207,300
Pension and postretirement liabilities	53,293	55,019
Environmental reserves	22,438	22,597
Deferred income taxes	21,228	20,910
Other noncurrent liabilities	945	1,667

Total liabilities	586,454	566,189

Total Mueller Industries, Inc. stockholders' equity	525,202	506,908
Noncontrolling interest	31,257	31,058

Total equity	556,459	537,966

	$ 1,142,913	$ 1,104,155

	MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Quarter Ended
	March 30,	March 31,
	2013	2012
	(Unaudited)
Operating activities:
Consolidated net income	$ 26,434	$ 32,817
Reconciliation of net income to net cash used in operating activities:
Depreciation and amortization	8,250	7,621
Stock-based compensation expense	946	898
Insurance settlement	-	(1,500)
Insurance proceeds - noncapital related	-	9,000
(Gain) loss on disposal of properties	(3,003)	26
Deferred income taxes	(1,313)	(2,470)
Income tax benefit from exercise of stock options	(30)	(21)
Changes in assets and liabilities:
Receivables	(42,680)	(66,992)
Inventories	212	(13,744)
Other assets	2,585	(1,294)
Current liabilities	(5,365)	24,688
Other liabilities	(753)	151
Other, net	(198)	38

Net cash used in operating activities	(14,915)	(10,782)

Investing activities:
Capital expenditures	(9,835)	(9,340)
Insurance proceeds for property damage	-	32,500
Net (deposits in) withdrawals from restricted cash balances	(14,800)	2,166
Proceeds from sales of properties	3,002	87

Net cash (used in) provided by investing activities	(21,633)	25,413

Financing activities:
Dividends paid	(3,479)	(3,802)
Debt issuance costs	(50)	-
Issuance of debt by joint venture, net	26,060	899
Repayment of long-term debt	(250)	(250)
Net cash received to settle stock-based awards	65	73
Income tax benefit from exercise of stock options	30	21

Net cash provided by (used in) financing activities	22,376	(3,059)

Effect of exchange rate changes on cash	(896)	1,151

(Decrease) increase in cash and cash equivalents	(15,068)	12,723

Cash and cash equivalents at the beginning of the period	198,934	514,162

Cash and cash equivalents at the end of the period	$ 183,866	$ 526,885

CONTACT: Jeffrey A. Martin, (901) 753-3226